Exhibit 1

JOINT FILING AGREEMENT

         The undersigned parties hereby agree that this Statement on Schedule 13G filed herewith, and any amendments thereto filed hereafter by any of the undersigned parties, relating to the ordinary shares, par value $0.0005 per share, of China Digital TV Holding Co., Ltd. is being (and will be, in the case of amendments hereto) filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended, on behalf of each such person.

Date: February 6, 2014

PARKER INTERNATIONAL LIMITED By: /s/ Yonit Tzadok Name: Yonit Tzadok Title: Director By: /s/ Urs Suter Name: Urs Suter Title: Director /s/ Shmuel Meitar SHMUEL MEITAR